EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Fourth Quarter 2023 Conference Call
March 1, 2024
10 a.m. CT

Introductory Comments – Jordan Jennings
Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the fourth quarter and full year 2023 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 29, 2024 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter and full year ended December 31, 2023 with the fourth quarter and full year ended December 31, 2022.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton
Good morning, and welcome to our 2023 fourth quarter earnings conference call. I will begin today’s call by providing an overview of our business and an update on our portfolio. Then, Deric will provide a review of our financial results, and Chris will provide an update on our asset management activity. Afterwards, we will open the call for Q&A.
We have a few key themes for today’s call:
1.First, we continue to be pleased with the continued momentum of our urban hotels which reported Comparable Hotel EBITDA of $11 million in the fourth quarter.

2.Second, our two most recent acquisitions – The Ritz-Carlton Reserve Dorado Beach and the Four Seasons Resort Scottsdale at Troon North - are each performing well and continue to exceed our original underwriting; and
3.Third, as we continue to diligently work through our refinancing program, we have refinanced or extended almost all of our 2024 debt maturities, including the recent refinance of the Capital Hilton in Washington, D.C., extension of our Pier House Resort & Spa in Key West loan, extension of our Ritz-Carlton St. Thomas loan, extension of our Ritz-Carlton Lake Tahoe loan, and extension on our Hilton La Jolla Torrey Pines loan.
Turning to our fourth quarter results, our portfolio delivered solid results with fourth quarter Comparable Hotel EBITDA of $45.1 million. Our resort properties continue to outpace 2019 results and our urban properties continue to recover. Turning to RevPAR for all hotels in the portfolio, our fourth quarter RevPAR result of $288 reflected a decrease of 4.4% over the prior year quarter. I’d like to point out that while the performance at our luxury resorts experienced a decrease compared to historically high 2022 levels, we’re very pleased with their overall performance especially when you take in account that (a) both demand and rates remain solid versus historical comparisons, and (b) their performance is still far outperforming 2019 results. We are also encouraged by January RevPAR results for our portfolio which reflected growth of 2.9% compared to the prior year.
Taking a closer look at our best-in-class luxury portfolio, many of our hotels are well-located in attractive, high barrier to entry leisure markets. Ten of our 16 hotels are considered resort destinations and this luxury resort portfolio continues to deliver strong performance with combined Hotel EBITDA of $34 million during the quarter.
Regarding our urban assets, our fourth quarter performance remained solid and continued to exhibit strong growth generating $11 million of Comparable Hotel EBITDA. Looking ahead, we remain very encouraged by the continued momentum for this segment and, as we’ve emphasized before, demand continues to return to our cities and Braemar’s urban hotels continue to ramp up. This return continues to be driven by corporate transient as well as recent strength in corporate group demand that is expected to accelerate during 2024, which Chris will discuss in greater detail shortly. Overall, as demonstrated by our results, our urban portfolio is in solid shape and we continue to believe our urban hotels will be the primary driver of growth for our portfolio in the coming quarters.
Next, we remain very excited about our recent acquisition of the Four Seasons Resort Scottsdale at Troon North, which continues to surpass our expectations. Acquired in early December 2022, with cash on hand and with no common equity issued to fund the acquisition, it fit perfectly with our strategy of owning high RevPAR luxury hotels and resorts. Financially, it’s also been a great addition to our portfolio as demonstrated by its strong fourth quarter and full year performance. We also continue to analyze the optimal solution for the nearly 6-acre development parcel we acquired as part of the acquisition.
Additionally, Braemar’s other 2022 acquisition continues to perform very well. For the fourth quarter, RevPAR for The Ritz-Carlton Reserve Dorado Beach was $1,551 based on 58% occupancy and an ADR of $2,679. This RevPAR result reflected growth of 8.9% over the prior year quarter.
For the full year 2023, The Ritz-Carlton Reserve Dorado Beach achieved a 9.8% yield on cost, while the Four Seasons Scottsdale achieved a 7.3% yield on cost. Both of these luxury assets have outpaced our underwriting and, looking ahead to the next several quarters, we remain very encouraged about the prospects for these well-positioned properties.
Turning to Braemar’s capital position, our balance sheet remains strong and we continue to emphasize balance sheet flexibility. During the fourth quarter, we extended our Ritz-Carlton Lake Tahoe loan. As the hotel debt capital markets continued to improve, we also refinanced or extended almost all of our 2024 debt maturities. Deric will discuss those in more detail in a minute, but taking a quick look, we extended the loan secured by the Pier House Resort & Spa, we also extended the loan secured by the Ritz-Carlton St. Thomas and we refinanced the Capital Hilton in Washington, D.C. with a new $110.6 million mortgage loan. Additionally, the Hilton La Jolla Torrey Pines remains encumbered by the original mortgage loan, which now has been partially paid down to a remaining balance of $66.6 million. While we consider our alternatives regarding refinancing this loan, or potentially selling the asset, our lender has provided a six-month forbearance agreement.
Further, regarding dispositions, if favorable opportunities present themselves, we would consider raising capital through selective asset sales. We’re being prudent in our approach and, for now, are testing the markets on that front.
As we look ahead, Braemar has a unique, well-positioned portfolio and a solid liquidity position. In summary, we believe Braemar is on firm footing to perform well in both the near term and the long term.
I will now turn the call over to Deric to take you through our financials in more detail.
Financial Review – Deric Eubanks
Thanks, Richard.
For the quarter, we reported net loss attributable to common stockholders of $(31.1) million or $(0.47) per diluted share and AFFO per diluted share of $0.04. For the full year, we reported net loss attributable to common stockholders of $(74.0) million or $(1.13) per diluted share and AFFO per diluted share of $0.61.
Adjusted EBITDAre for the quarter was $37.4 million. Adjusted EBITDAre for the full year was $176.7 million.
At quarter end, we had total assets of $2.2 billion. We had $1.2 billion of loans, of which $44 million related to our joint venture partner’s share of the loans on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 7.4% taking into account in-the-money interest rate caps. Based on the current level of SOFR and our corresponding interest rate caps, approximately 74% of our debt is effectively fixed and approximately 26% is effectively floating. As of the end of the fourth quarter, we had approximately 39.7% net debt to gross assets.
We ended the quarter with cash and cash equivalents of $85.6 million and restricted cash of $80.9 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $17.7 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs.

With regard to dividends, we again announced a quarterly common stock dividend of $0.05 per share or $0.20 per diluted share on an annualized basis. This equates to an annual yield of approximately 8.8% based on yesterday’s stock price. Our Board of Directors will review the Company’s dividend policy on a quarter-to-quarter basis, with a view to increasing it as financial performance continues to improve.
During the fourth quarter, we closed on the extension of the mortgage loan secured by the Ritz-Carlton Lake Tahoe in Truckee, California. The non-recourse loan now totals $53.4 million and has a one-year initial term with one one-year extension option, subject to the satisfaction of certain conditions. The loan is interest only and has a floating interest rate of SOFR + 3.60%.
Additionally, during the fourth quarter, we refinanced the Capital Hilton in Washington, D.C. with a new $110.6 million mortgage loan. The new loan has an initial maturity date of December 2026 with two one-year extension options, subject to the satisfaction of certain conditions and bears interest at a floating interest rate of SOFR + 3.75%. The property continues to be owned by a joint venture in which Braemar owns a 75% equity interest.
While we consider our alternatives regarding refinancing the Hilton La Jolla Torrey Pines loan or potentially selling the asset, subsequent to quarter end, the lender has provided a six-month forbearance agreement. During this time, the loan bears an annual fixed interest rate of 9.0%. This property also continues to be owned by the same joint venture and remains encumbered by the original mortgage loan, which now has been partially paid down to a remaining balance of $66.6 million.
Subsequent to quarter end, we also recently extended the loan secured by the Pier House Resort & Spa in Key West, Florida. The loan now has an initial maturity date of September 2025 with one one-year extension option, subject to the satisfaction of certain conditions, continues to have a balance of $80.0 million, and bears interest at a floating interest rate of SOFR + 3.60%.
Finally, subsequent to quarter end, we extended the loan secured by the Ritz-Carlton St. Thomas in St. Thomas, USVI. The loan now has an initial maturity date of August 2025 with one one-year extension option, subject to the satisfaction of certain conditions, continues to have a balance of $42.5 million, and bears interest at a floating interest rate of SOFR + 4.35%.
We have now refinanced or extended almost all of our 2024 debt maturities. A total of approximately $300 million in debt, out of a total of approximately $330 million maturing in 2024, has been extended or refinanced. Looking ahead, we plan to fully repay the $30.0 million loan associated with the Cameo Beverly Hills which is our only remaining 2024 maturity with cash on hand. We are also hopeful that the hotel financing environment will continue to improve as we’ve seen both rates and spreads decrease over the past few months.
As of December 31, 2023, our portfolio consisted of 16 hotels with 3,957 net rooms.
Our share count currently stands at 73.9 million fully diluted shares outstanding, which is comprised of 66.6 million shares of common stock and 7.2 million OP units.
This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.

Asset Management – Chris Nixon
Thank you, Deric.
For the quarter, Comparable Hotel RevPAR for our portfolio decreased 4% over the prior year quarter to $288. Despite the declines, our portfolio RevPAR is still higher than the national average for the Luxury chain scale. We continue to experience strength at our urban assets with Comparable Total Hotel Revenue exceeding the prior year quarter by 2%. I would like to spend some time highlighting how our team has capitalized on the urban recovery, actively increased our group position across our portfolio, and driven strong performance at our new acquisitions.
We experienced continued strength across our urban hotels during the fourth quarter, which achieved Hotel EBITDA growth of 4% over the prior year quarter. The Notary grew comparable Hotel EBITDA by 29% over the prior year quarter. The team has worked to increase exposure of the Autograph up-branding at the Notary, with an emphasis on the improved services, restaurant re-concept, and room renovation. During the quarter, our team proactively identified a trend that groups were using 30% fewer room nights than contracted, which was twice the historical trend, and proactively resold that inventory to higher rated retail business. This decision contributed to Total Hotel Revenue growing 12% over the prior year quarter.
Group room revenue for the fourth quarter exceeded the prior year quarter by 5% and was driven by strong short term group booking activity in the quarter. We started the quarter with $15 million in on-the-books group room bookings for the fourth quarter. During the fourth quarter we added over $10 million in additional group room revenue. As a comparison, on a more stabilized basis, in 2019 we added under $6 million of group revenue during the fourth quarter. One of our largest group hotels, Hilton La Jolla Torrey Pines, finished the quarter with $2.7 million in group room revenue, a 25% increase when compared to the prior year quarter. During the fourth quarter, San Diego benefitted from strong convention demand. Our team was successful in securing a number of these citywide related groups. Many of these groups occurred in December, which has traditionally been one of our softest demand months of the year.
We have been particularly pleased with the performance of two of our most recent acquisitions: The Ritz-Carlton Reserve, Dorado Beach, and the Four Seasons Scottsdale. At Dorado Beach, we conducted productivity benchmarking, optimized our various ancillary revenue streams, and redesigned the luxury villa sales program. In addition, we have also analyzed available space to add additional revenue producing amenities. These efforts helped propel Hotel EBITDA by 15% compared to the prior year quarter. The Four Seasons Scottsdale has benefitted from similar initiatives and has increased Hotel EBITDA by 14% compared to the prior year quarter. These included a recent Food & Beverage menu profitability deep dive, where the team analyzed the profitability and order frequency of each menu item at every outlet to optimize profitability. Additionally, as part of the takeover plan, our team did a full review of opportunities at the spa. We strategically launched a program targeting the local demand for a luxury salon. Additionally, we identified underutilized space in the spa, where we built out a retail platform and partnered with local vendors to merchandise their products. These initiatives have been successful, propelling our full year comparable Spa Revenue by 27% over the prior year.
Moving on to capital expenditures, in 2023, The Ritz-Carlton, Lake Tahoe started a transformational renovation spanning all areas of the hotel. We completed renovations of the guestrooms and suites,

added a highly visible luxury retail outlet, upgraded the spas facilities, renovated the iconic club lounge, and added premium event space as well as exclusive patio fire pits. In addition, we have renovated approximately 90% of the guestrooms and suites at the Capital Hilton with the remainder to be completed in the first quarter of 2024, along with 9 key additions. Finally, we have completed renovations of the fitness center and meeting space at the Park Hyatt Beaver Creek and the spa at The Ritz-Carlton, Sarasota. In 2023, we spent approximately $77 million on capital expenditures. For 2024, we anticipate spending between $90 - $100 million on capital expenditures.
As mentioned earlier, our urban assets are experiencing strong demand, our portfolio is building a solid foundation of group business, and a number of our new acquisitions continue to outperform our underwriting. We are already launching new initiatives to further enhance our portfolio, which include transformative full property renovations and developing underutilized land. With these new initiatives underway, we are optimistic about the future for this portfolio.
Richard Stockton
Thank you, Chris.
In summary, I’d like to reiterate that we continue to be pleased with the performance of our hotels, emphasized by the continued recovery of our urban properties. We also remain very well positioned with a solid balance sheet and promising outlook. We look forward to updating you on our progress in the quarters ahead.
This concludes our prepared remarks, and we will now open the call up for Q&A.
<Q&A>
Richard Stockton
Thank you for joining us on our year-end earnings call and we look forward to speaking with you again next quarter.